                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 HCC INSURANCE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      CHRISTOPHER L. MARTIN
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                          HCC INSURANCE HOLDINGS, INC.
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD MAY 20, 1999 AT 9:00 A.M.

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of HCC Insurance Holdings, Inc. (the "Company") will be held on Thursday, May 20, 1999 at 9:00 a.m. Houston time, at the Omni Houston Hotel, Four Riverway, Houston, Texas, 77056-1999 for the following purposes:

    1. To elect thirteen (13) Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualify; and

    2. To ratify the appointment by the Company's Board of Directors of PricewaterhouseCoopers LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1999; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 9, 1999, as the record date for determining those Shareholders who are entitled to notice of, and to vote at, the Meeting. A list of such Shareholders will be open to examination by any Shareholder at the Meeting and for a period of ten days prior to the date of the Meeting during ordinary business hours at 13403 Northwest Freeway, Houston, Texas. A copy of the Annual Report of the Company for the fiscal year ended December 31, 1998, is enclosed.

                                          By Order of the Board of Directors,
                                          CHRISTOPHER L. MARTIN,
                                          SECRETARY

Houston, Texas
April 26, 1999

    WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                          HCC INSURANCE HOLDINGS, INC.
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

    This Proxy Statement is first being mailed on or about April 26, 1999 to Shareholders of HCC Insurance Holdings, Inc. (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 20, 1999, at 9:00 a.m. Houston time, at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056-1999, or any adjournment or adjournments thereof (the "Meeting"). A Shareholder giving a proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.

    The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares for the Company's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

    Only Shareholders of record on April 9, 1999 (the "Record Date") will be entitled to vote at the Meeting, and each share will have one vote. At the close of business on the Record Date, there were 48,827,624 shares of the Company's Common Stock outstanding and entitled to vote at the Meeting.

    The majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy will constitute a quorum at the Meeting. The election of Directors will be determined by a plurality of the votes cast if a quorum is present and voting. The Board of Directors does not anticipate calling for a vote on any matter other than those described herein.

    Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. A proxy submitted by a Shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such Shareholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "Non-Voted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Non-Voted Shares. The election of Directors requires a plurality of the shares. Thus, abstentions and Non-Voted Shares will not affect the outcome of the election of Directors. The ratification of the appointment of the Company's auditors requires a majority of all votes cast. Thus, abstentions will have the same effect as a vote against the matter.

        STOCK OWNERSHIP OF CERTAIN PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (a) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (b) each executive officer of the Company named in the Summary Compensation Table, (c) each Director and nominee for Director, and (d) all Directors, nominees and executive officers of the Company as a group.

                                                                   AMOUNT AND
                                                                    NATURE OF       PERCENT OF
                                                                   BENEFICIAL      COMMON STOCK
NAME                                                             OWNERSHIP(1)(2)    OUTSTANDING
---------------------------------------------------------------  ---------------  ---------------
Stephen L. Way.................................................       4,770,919            9.6%
13403 Northwest Freeway
Houston, Texas 77040-6094

Stephen J. Lockwood............................................       3,439,835            7.0
401 Edgewater Place, Suite 400
Wakefield, Massachusetts, 01880

FMR Corp.......................................................       2,488,400(3)          5.1
82 Devonshire Street
Boston, Massachusetts 02109-3614

Beck, Mack & Oliver LLC........................................       2,417,005(4)          5.0
330 Madison Avenue
New York, New York 10017

Frank J. Bramanti..............................................         786,550(5)          1.6
Peter B. Smith, Jr.............................................         486,618          *
Allan W. Fulkerson.............................................         283,000(6)        *
Walter J. Lack.................................................         162,500          *
John N. Molbeck, Jr............................................         110,000          *
Edward H. Ellis, Jr............................................          52,166          *
J. Robert Dickerson............................................          47,500          *
James M. Berry.................................................          36,250          *
Edwin H. Frank, III............................................          30,950(7)        *
Patrick B. Collins.............................................          30,000          *
Marvin P. Bush.................................................           3,000          *
Arthur S. Berner...............................................               0          *
James R. Crane.................................................               0          *
All Directors, nominees and executive officers as a group (15        10,239,288
  persons).....................................................                           20.0%

------------------------

 *  Less than 1%.

(1) Directors and executive officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(2) Includes shares which Directors and executive officers have the right to acquire upon the exercise of options within 60 days from the Record Date, including the following: Stephen L. Way--836,100 shares; Frank J. Bramanti--559,224 shares; Peter B. Smith, Jr. --448,375 shares; Stephen J. Lockwood--315,000 shares; John N. Molbeck, Jr. --90,000 shares, Edward H. Ellis, Jr. --51,666 shares; Patrick B. Collins --27,500 shares; James M. Berry, J. Robert Dickerson and Edwin H. Frank, III, -- 25,000 shares each; Walter J. Lack and Alan W. Fulkerson --15,000 shares each; and all Directors, nominees and executive officers as a group --2,432,865 shares.

(3) FMR Corp. reported that it is the parent company of an investment advisor and a bank which are the beneficial owners of a total of 2,488,400 shares of the Company's Common Stock. The foregoing information was obtained from a
    Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission (the "SEC") by FMR Corp.

(4) Beck, Mack & Oliver LLC reported that it is an investment advisor with shared dispositive power over 2,417,005 shares of the Company's Common Stock. The foregoing information was obtained from a Schedule 13G dated January 22, 1999, filed with the SEC by Beck, Mack and Oliver LLC.

(5) Includes 750 shares owned of record by Mr. Bramanti's wife in trust for his children and 2,250 shares owned of record by his children. Mr. Bramanti disclaims beneficial ownership of such shares.

(6) Mr. Fulkerson is a director, shareholder and President of Century Capital Management, Inc., a registered investment advisor, which exercises both voting and investment power with respect to 100,000 shares owned of record by Century Capital Partners, L.P. ("Century") and 65,000 shares owned of record by ISF Limited Partnership ("ISF"). Although Mr. Fulkerson may be deemed to beneficially own the 100,000 and 65,000 shares owned of record by Century and ISF, respectively, he disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein. Mr. Fulkerson is a director, shareholder and President of Massachusetts Fiduciary Advisors, Inc., a registered investment advisor, which exercises both voting and investment power with respect to 100,000 shares owned of record by MFA-Masters Limited Partnership ("MFA"). Although Mr. Fulkerson may be deemed to beneficially own the 100,000 shares owned of record by MFA, he disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein.

(7) Includes 1,200 shares owned of record by Mr. Frank's children. Mr. Frank disclaims beneficial ownership of such shares.

                       PROPOSAL I--ELECTION OF DIRECTORS

    The Board of Directors has set the number of Directors to be elected at the Meeting at thirteen (13), each Director is to hold office until the next Annual Meeting of Shareholders and until his successor is elected and qualified. It is intended that the votes represented by the proxies will be cast for the election as Directors of the persons listed below. A plurality of shares present at the Meeting cast in favor of a nominee is required for the election of each of the nominees listed below. With the exception of Messrs. Bush and Crane, each of the nominees is currently a Director of the Company. Hugh T. Wilson resigned his position as Director of the Company in December, 1998 and along with the former Advisory Director, John L. Kavanaugh, continues to serve as a consultant to the Board of Directors. Mr. Berner, who was appointed to the Board of Directors in December, 1998, on a temporary basis to fill the vacancy created by Mr. Wilson's resignation, is not standing for election.

    The following table presents information concerning persons nominated for election as Directors of the Company, including current membership on committees of the Board of Directors, principal occupation or affiliations during the last five years and certain directorships held.

    Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Meeting, the persons named in the enclosed form of Proxy will vote in accordance with their best judgment for a substitute nominee.

                  INFORMATION REGARDING NOMINEES FOR DIRECTORS

                                                                                                               SERVED THE
                                                                                                                 COMPANY
NAME                                             PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS      AGE         SINCE
-----------------------------------------------  -----------------------------------------------      ---      -----------
Stephen L. Way.................................  Mr. Way is the founder of the Company and has            50         1974
                                                 served as a Director, Chairman of the Board of
                                                 Directors and Chief Executive Officer of the
                                                 Company since its organization. He served as
                                                 President from the Company's founding until
                                                 May, 1996. Mr. Way also serves as the Chairman
                                                 of the Company's Executive Management Committee
                                                 and as a director and officer of various of the
                                                 Company's subsidiaries. Mr. Way is a director
                                                 of Fresh Del Monte Produce, Inc. (NYSE--Symbol:
                                                 FDP) and also a director of Bradstock Group plc
                                                 (London Stock Exchange--Symbol: BDK).

James M. Berry.................................  Mr. Berry is the retired Vice Chairman of                68         1992
                                                 NationsBank of Texas, N.A., a subsidiary of
                                                 NationsBank N.A. (now BankAmerica Corp.
                                                 (NYSE--Symbol: BAC)) having served in such
                                                 capacity from August, 1988 until December,
                                                 1992. Since May, 1995 Mr. Berry has been the
                                                 Executive Vice President, Finance of Belk, Inc.
                                                 Mr. Berry also serves as a director of
                                                 Williams-Sonoma, Inc. (Nasdaq-- Symbol: WSGC).
                                                 Mr. Berry has served as a Director of the
                                                 Company since March, 1992 and is a member of
                                                 the Audit Committee.

                                                                                                               SERVED THE
                                                                                                                 COMPANY
NAME                                             PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS      AGE         SINCE
-----------------------------------------------  -----------------------------------------------      ---      -----------
Frank J. Bramanti..............................  Mr. Bramanti is currently a Director and an              42         1982
                                                 Executive Vice President of the Company and
                                                 since 1982, has served in various capacities,
                                                 including Director, Secretary, Chief Financial
                                                 Officer and from June, 1997 to November, 1997,
                                                 interim President. Mr. Bramanti also serves as
                                                 a member of the Company's Executive Management
                                                 Committee and as a director and officer of
                                                 various of the Company's subsidiaries.

Marvin P. Bush.................................  Mr. Bush is the President of Winston Capital             42           --
                                                 Management, LLC, a registered investment
                                                 adviser which specializes in hedge fund
                                                 investments, and the founder and a Managing
                                                 Director of Winston Partners, L.P. Mr. Bush
                                                 serves on the Board of Directors of Fresh Del
                                                 Monte Produce, Inc. (NYSE--Symbol: FDP). He is
                                                 a member of the Board of Trustees for the
                                                 George Bush Presidential Library and recently
                                                 served on the Board of Managers at the
                                                 University of Virginia. Mr. Bush is a nominee
                                                 for Director.

Patrick B. Collins.............................  Mr. Collins is a retired partner of the                  70         1993
                                                 international accounting firm of
                                                 PricewaterhouseCoopers LLP, where he held that
                                                 position from 1967 through 1991. Mr. Collins
                                                 was appointed as a Director of the Company in
                                                 December, 1993 and is the Chairman of the Audit
                                                 Committee. Mr. Collins also serves as a
                                                 director of Transcoastal Marine Services, Inc.
                                                 (Nasdaq--Symbol: TCMS).

James R. Crane.................................  Mr. Crane is the Chief Executive Officer,                44           --
                                                 President and Chairman of the Board of
                                                 Directors of Eagle USA AirFreight, Inc.
                                                 (Nasdaq--Symbol: EUSA), the company he founded
                                                 in 1984. Mr. Crane is a nominee for Director.

J. Robert Dickerson............................  Mr. Dickerson is an attorney and has served as           57         1981
                                                 a Director of the Company since 1981. Mr.
                                                 Dickerson is the Chairman of the Compensation
                                                 Committee and a member of the Audit Committee.

                                                                                                               SERVED THE
                                                                                                                 COMPANY
NAME                                             PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS      AGE         SINCE
-----------------------------------------------  -----------------------------------------------      ---      -----------
Edwin H. Frank, III............................  Mr. Frank is the President of Underwriters               49         1993
                                                 Indemnity Holdings, Inc., a subsidiary of RLI
                                                 Corporation (NYSE--Symbol: RLI), having served
                                                 in such capacity since 1985. Mr. Frank has
                                                 served as a Director of the Company since May,
                                                 1993 and is a member of the Compensation
                                                 Committee.

Allan W. Fulkerson.............................  Mr. Fulkerson is the President and a director            65         1997
                                                 of Century Capital Management, Inc., a
                                                 registered investment advisor which specializes
                                                 in the banking and insurance industries, and
                                                 the President and a director of Massachusetts
                                                 Fiduciary Advisors, Inc., also a registered
                                                 investment advisor. In addition, he serves as
                                                 Chairman and Trustee of Century Shares Trust, a
                                                 mutual fund which invests exclusively in
                                                 insurance companies and banks since 1976. Mr.
                                                 Fulkerson has served as a Director of the
                                                 Company since May, 1997. Mr. Fulkerson is also
                                                 a director of Mutual Risk Management, Ltd.
                                                 (NYSE--Symbol: MM), Terra Nova (Bermuda)
                                                 Holdings, Ltd. (NYSE--Symbol: TNA) and
                                                 Wellington Underwriting plc (London Stock
                                                 Exchange--Symbol: WUN).

Walter J. Lack.................................  Mr. Lack is an attorney and a shareholder in             51         1981
                                                 the law firm of Engstrom, Lipscomb & Lack, A
                                                 Professional Corporation in Los Angeles,
                                                 California. Mr. Lack has been a Director of the
                                                 Company since 1981 and is a member of the
                                                 Compensation Committee. Mr. Lack also serves as
                                                 a director of Microvision, Inc. (Nasdaq--
                                                 Symbol: MVIS).

Stephen J. Lockwood............................  Mr. Lockwood currently serves as Vice-Chairman           51         1981
                                                 of the Board of Directors and has been the
                                                 Chief Executive Officer of the Company's
                                                 subsidiary, LDG Reinsurance Corporation ("LDG
                                                 Re") since 1988. Mr. Lockwood has served as a
                                                 Director of the Company since 1981. Mr.
                                                 Lockwood also serves as a director of four
                                                 mutual funds managed by The Dreyfus
                                                 Corporation, a subsidiary of Mellon Bank
                                                 Corporation (NYSE-- Symbol: MEL).

                                                                                                               SERVED THE
                                                                                                                 COMPANY
NAME                                             PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS      AGE         SINCE
-----------------------------------------------  -----------------------------------------------      ---      -----------
John N. Molbeck, Jr............................  Upon joining the Company as its President, Mr.           52         1997
                                                 Molbeck was appointed as a Director in
                                                 November, 1997. Prior to joining the Company,
                                                 Mr. Molbeck was the Managing Director of Aon
                                                 Natural Resources Group, a subsidiary of Aon
                                                 Corporation (NYSE-- Symbol: AOC) which
                                                 specializes in energy related insurance and
                                                 reinsurance. Prior to its acquisition by Aon
                                                 Corporation, Mr. Molbeck served as the
                                                 President and Chief Operating Officer of Energy
                                                 Insurance International, Inc., an independent
                                                 retail insurance and reinsurance brokerage
                                                 company. Mr. Molbeck also serves as a member of
                                                 the Company's Executive Management Committee
                                                 and as a director and officer of various of the
                                                 Company's subsidiaries.

Peter B. Smith, Jr.............................  Mr. Smith has served the Company in various              40         1993
                                                 capacities since January, 1993 including Vice
                                                 President, Executive Vice President and
                                                 Director. Mr. Smith currently serves as a
                                                 Director of the Company and as the President
                                                 and Chief Executive Officer of the Company's
                                                 subsidiary, HCC Intermediaries, Inc. Mr. Smith
                                                 also serves as a member of the Company's
                                                 Executive Management Committee and as a
                                                 director and officer of various of the
                                                 Company's other subsidiaries.

                    INFORMATION REGARDING EXECUTIVE OFFICERS
            AND CURRENT DIRECTORS WHO ARE NOT NOMINEES FOR DIRECTOR

                                                                                                               SERVED THE
                                                                                                                 COMPANY
NAME                                             PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS      AGE         SINCE
-----------------------------------------------  -----------------------------------------------      ---      -----------
Arthur S. Berner...............................  Mr. Berner is a shareholder in the law firm of           55         1998
                                                 Winstead Sechrest & Minick P.C. in Houston,
                                                 Texas. Mr. Berner has been a Director of the
                                                 Company since December, 1998 and is not
                                                 standing for election.

Edward H. Ellis, Jr............................  Mr. Ellis joined the Company as Senior Vice              56         1997
                                                 President and Chief Financial Officer in
                                                 October, 1997. Prior to joining the Company,
                                                 Mr. Ellis served as a partner with the
                                                 international accounting firm of
                                                 PricewaterhouseCoopers LLP from November, 1988
                                                 to September, 1997 specializing in the
                                                 insurance industry. Mr. Ellis is a Certified
                                                 Public Accountant with over 33 years of public
                                                 accounting experience. Mr. Ellis also serves as
                                                 a member of the Company's Executive Management
                                                 Committee and as a director and officer of
                                                 various of the Company's subsidiaries.

Benjamin D. Wilcox.............................  Mr. Wilcox joined the Company in December, 1998          55         1998
                                                 and currently serves as the President and Chief
                                                 Executive Officer of the Company's subsidiary,
                                                 Houston Casualty Company ("HC") and its
                                                 subsidiary, U.S. Specialty Insurance Company.
                                                 Mr. Wilcox is also the Chairman of the Board of
                                                 Directors of the Company's subsidiary, Avemco
                                                 Insurance Company. Prior to joining the
                                                 Company, Mr. Wilcox served as a Senior Vice
                                                 President of Aon Risk Services, Inc., a
                                                 subsidiary of Aon Corporation which specializes
                                                 in marine and energy insurance and reinsurance.
                                                 Mr. Wilcox also serves as a member of the
                                                 Company's Executive Management Committee and as
                                                 a director and officer of various of the
                                                 Company's other subsidiaries.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1998, the Board of Directors met three times. Each Director attended 75% or more of the Board meetings, with the exception of Mr. Berner, who was appointed to the Board of Directors in December, 1998 on a temporary basis to fill a vacancy and is not standing for election. The Board of Directors has standing Audit and Compensation Committees. It does not have a standing Nominating Committee.

AUDIT COMMITTEE

    The Audit Committee is composed entirely of outside Directors who are not officers or employees of the Company and with whom the Company does not have a business relationship. In the opinion of the Board, these Directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The current members of the Audit Committee are James M. Berry, Patrick B. Collins (Chairman), and J. Robert Dickerson. The Audit Committee held three meetings in 1998.

    The Audit Committee recommends to the Board of Directors the selection of the Company's outside auditors and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company.

COMPENSATION COMMITTEE

    The Board of Directors has a Compensation Committee which consists of three outside Directors who are not officers or employees of the Company ("Nonemployee Directors"). The current members of the Compensation Committee are J. Robert Dickerson (Chairman), Edwin H. Frank III, and Walter J. Lack. The Compensation Committee met one time during 1998. The Compensation Committee advises management on matters pertaining to management development and corporate organizational planning; monitors compensation arrangements for management employees for consistency of corporate objectives with the interests of the Company's Shareholders; approves salary and non-salary compensation for management; recommends bonus programs to the Board of Directors; and administers the Company's stock option plans. See "Report of the Compensation Committee" below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee or as a Director of the Company. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. Mr. Frank is the President of Underwriters Indemnity Holdings, Inc., an insurance holding company with which the Company has a business relationship. Mr. Lack is a shareholder in the law firm of Engstrom, Lipscomb & Lack, A Professional Corporation, with which the Company has a business relationship. These business relationships are described below under "Certain Relationships and Related Transactions."

COMPENSATION OF DIRECTORS

    A Director who is an employee of the Company is not compensated for services rendered as a member of the Board of Directors or any committee of the Board. During 1998, the Nonemployee Directors received cash compensation consisting of a fee of $2,500 for each meeting of the Board of Directors attended. An additional fee of $750 is paid to each committee member and $1,500 is paid to the committee chairman for each Audit or Compensation Committee meeting attended. The Company also reimburses its Directors for travel, lodging and related expenses incurred in attending Board or committee meetings. During 1998, under the Company's 1996 Nonemployee Director Stock Option Plan, each Nonemployee Director received an option to purchase 10,000 shares of the Company's Common Stock and all newly appointed Nonemployee Directors received an option to purchase 12,500 shares of the Company's Common Stock as a new member grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Underwriters Indemnity Holdings, Inc. ("UIH") is a property and casualty insurance group whose President, Mr. Frank, is a Director of the Company and a member of the Compensation Committee. As of December 31, 1998, the Company's subsidiary, Houston Casualty Company, owned approximately 21% of the outstanding interests in UIH. In January, 1999, HC sold its entire interest in UIH to an unrelated third party, RLI Corporation ("RLI"), in connection with RLI's acquisition of all of the outstanding shares of UIH. In 1998, HC ceded $13.7 million, net of assumed premium amounts, in written premium to UIH. As of December 31, 1998, HC had reinsurance balances payable of $6.3 million due to UIH, ceded unearned premium of $8.6 million and reinsurance recoverables of $39.4 million, net of outstanding losses, due from UIH.

    The law firm of Engstrom, Lipscomb & Lack, A Professional Corporation, represents the Company and certain of its insureds regarding claim-related matters. Mr. Lack, a Director of the Company and a member of the Compensation Committee, is a shareholder of the firm.

    The law firm of Winstead Sechrest & Minick P.C. represents the Company regarding general corporate and other matters. Mr. Berner, a Director of the Company who is not standing for election, is a shareholder of the firm.

    During 1997, the Company committed to make a five million dollar investment as a limited partner in Century Capital Partners II, Ltd. (the "Partnership"), an investment partnership which specializes in investing in small and start-up insurance companies. Mr. Fulkerson, a Director of the Company, is a managing member of CCP Capital II, LLC, the Partnership's general partner and a director, shareholder and the President of Century Capital Management, Inc., the investment advisor to the Partnership.

    In June, 1994, the Company entered into an arrangement with an entity owned by Mr. Way, pursuant to which the Company pays the operating expenses for providing transportation services to the Company. The Company, however, provides its own employees to operate the equipment. During 1998, the Company paid $638,994 to this entity. None of these funds were paid directly to Mr. Way.

    In September, 1998, for expansion purposes, HC acquired an office building adjacent to the Company's home offices in Houston, Texas from a real estate investment joint venture in which Mr. Way had a 60% interest. HC paid six million dollars for the building, which purchase price was based upon the fair market value of the building as determined by an independent real estate appraisal company.

    In the opinion of management, the terms of the above arrangements are fair and reasonable and as favorable to the Company as could have been obtained from a wholly unrelated party.

    On December 31, 1997, Mr. Bramanti, Executive Vice President and a Director of the Company, borrowed $100,000 from the Company, evidenced by a Promissory Note. Such loan bears interest at a rate of 5.75% per annum and is due in full, together with accrued interest, on December 31, 2000. The entire amount of the loan was outstanding as of the Record Date.

    During 1998 or early 1999, the Company entered into employment agreements with the Named Executive Officers, Messrs. Way, Molbeck, Bramanti, Smith and Ellis. A summary of the principle terms of such employment agreements is included under the caption "Employment Agreements" below.

    There are no family relationships among the Directors, nominees for Director or executive officers and there are no arrangements or understandings between any officer or any other person pursuant to which that officer was elected.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors and certain officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC. Such officers, Directors and Shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Directors and such officers, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other four most highly compensated executive officers serving at December 31, 1998 (the "Named Executive Officers"). All share figures have been adjusted to reflect the five-for-two stock split, issued in the form of a dividend, distributed to Shareholders on May 15, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                       ANNUAL COMPENSATION                      AWARDS
                                          ---------------------------------------------  ---------------------
NAME AND                                                                 ALL OTHER       SECURITIES UNDERLYING       ALL OTHER
PRINCIPAL POSITION               YEAR     SALARY ($)    BONUS ($)    COMPENSATION ($)      OPTIONS/SARS (#)      COMPENSATION ($)
-----------------------------  ---------  -----------  -----------  -------------------  ---------------------  -------------------
Stephen L. Way (1) ..........       1998     800,000       50,000           82,357               525,000                62,223
Chairman of the Board of            1997     800,000           --           64,567               387,500                62,817
Directors and Chief Executive       1996     600,000      420,615           99,303                    --                36,118
Officer

John N. Molbeck, Jr. (2) ....       1998     500,000       50,000           29,056               200,000                 7,864
President                           1997      60,417           --               --                    --                   333
                                    1996          --           --               --                    --                    --

Frank J. Bramanti (3) .......       1998     325,000       50,000           27,254               275,000                13,473
Executive Vice President            1997     250,000       17,219           27,044                45,000                12,580
                                    1996     250,000       41,706           27,189                    --                11,350

Peter B. Smith, Jr. (4) .....       1998     325,000       37,500           27,642               125,000                12,854
Executive Vice President            1997     250,000       44,740           26,014                45,000                11,669
                                    1996     250,000       56,210           25,782                    --                10,810

Edward H. Ellis, Jr. (5) ....       1998     225,000       25,000               --                10,000                 5,476
Senior Vice President and           1997      56,250           --               --                25,000                   450
Chief Financial Officer             1996          --           --               --                    --                    --

------------------------

(1) Other annual compensation includes for 1998, 1997 and 1996, respectively, $34,460, $33,073, and $34,570 for automobile expenses; and $47,897, $31,494, and $41,477 for miscellaneous personal expenses. All other compensation includes for 1998, 1997 and 1996, respectively, $56,623, $53,317, and
    $27,118 for life and disability premiums and $9,600, $9,500, and $9,000 for contributions by the Company under the Company's 401(k) Plan. In addition, in 1998, 1997 and 1996, respectively, $122,023, $108,000, and $108,600 of interest accrued on Mr. Way's deferred compensation.

(2) All other compensation for 1998 and 1997 respectively, includes life and disability premiums of $3,603, and $333 and contributions of $4,261 by the Company under the Company's 401(k) Plan for 1998. Information for 1997 includes compensation paid to Mr. Molbeck from November 18, 1997, the date of his employment as President of the Company.

(3) Other annual compensation for 1997 includes automobile expenses of $25,797. All other compensation for 1998, 1997 and 1996, respectively, includes life and disability premiums of $3,873, $3,080, and $2,350 and contributions of $9,600, $9,500, and $9,000 by the Company under the Company's 401(k) Plan.

(4) All other compensation for 1998, 1997 and 1996, respectively, includes life and disability premiums of $3,254, $2,169, and $1,810 and contributions of $9,600, $9,500, and $9,000 by the Company under the Company's 401(k) Plan.

(5) All other compensation for 1998 and 1997, respectively, includes life and disability premiums of $2,071 and $450 and contributions of $3,405 by the Company under the Company's 401(k) Plan for 1998. Information for 1997 includes all compensation paid to Mr. Ellis from October 1, 1997, the date of his employment as Senior Vice President and Chief Financial Officer of the Company.

STOCK OPTIONS

    The following table provides details regarding stock options granted to the Named Executive Officers during 1998. In addition, in accordance with SEC rules there are shown the hypothetical gains or "option spreads" that would exist for the respective options. The gains are based on assumed rates of annual compounded growth in stock price of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as the Company's performance.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                                ----------------------------------------------------------              AT
                                 NUMBER OF      PERCENT OF                                   ASSUMED ANNUAL RATES OF
                                  SHARES       TOTAL OPTIONS                                 SHARE PRICE APPRECIATION
                                UNDERLYING      GRANTED TO        EXERCISE                      FOR OPTION TERM(5)
                                  OPTIONS      EMPLOYEES IN     OR BASE PRICE  EXPIRATION   --------------------------
NAME                              GRANTED       FISCAL YEAR       PER SHARE       DATE         5% ($)       10% ($)
------------------------------  -----------  -----------------  -------------  -----------  ------------  ------------
Stephen L. Way................     300,000(1)            11%      $   16.50      01/07/04   $  1,683,000  $  3,819,000
                                   150,000(2)             5           16.50      01/07/04        841,500     1,909,500
                                    75,000(2)             3           17.75      12/31/04        453,000     1,027,500
John N. Molbeck, Jr...........     200,000(3)             7           16.50      01/07/04      1,122,000     2,546,000
Frank J. Bramanti.............     150,000(1)             5           16.50      01/07/04        841,500     1,909,000
                                   100,000(4)             4           16.50      01/07/04        561,000     1,273,000
                                    25,000(2)             1           17.75      12/31/04        151,000       342,500
Peter B. Smith, Jr............     100,000(3)             4           16.50      01/07/04        561,000     1,273,000
                                    25,000(1)             1           16.50      01/07/04        140,250       318,250
Edward H. Ellis, Jr...........      10,000(1)             *           16.50      01/07/04         56,100       127,300

--------------------------

 *  Less than 1%.

(1) The options became exercisable on January 7, 1998.

(2) The options became exercisable on December 31, 1998.

(3) The options become exercisable over a five-year period in increments of 20% per year beginning December 31, 1998.

(4) The options become exercisable over a two-year period in increments of 50% per year beginning December 31, 1998.

(5) Potential gains are net of the exercise price, but before taxes associated with the exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholder's continued employment through the vesting period. The amount reflected in this table may not necessarily be achieved. Amounts shown under the "Potential Realizable Value" columns have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table shows stock options exercised by the Named Executive Officers during 1998, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of the end of 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Company's Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED    IN-THE- MONEY OPTIONS/SARS
                                SHARES                    OPTIONS AT FISCAL YEAR END     AT FISCAL YEAR END(1)
                              ACQUIRED ON      VALUE      --------------------------  ---------------------------
NAME                           EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------  -----------  -------------  -----------  -------------  ------------  -------------
Stephen L. Way..............     513,933    $ 1,598,816      636,100         20,600   $    363,108   $   192,794
John N. Molbeck, Jr.........          --             --       40,000        160,000         40,000       160,000
Frank J. Bramanti...........       5,500         76,079      559,224         62,188      2,418,792       169,433
Peter B. Smith, Jr..........          --             --      448,375         95,000      3,198,749       227,000
Edward H. Ellis, Jr.........          --             --       26,666         33,334         10,000            --

------------------------

(1) The values were determined on the basis of the closing stock price of $17.50 at fiscal year end December 31, 1998, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options.

EMPLOYMENT AGREEMENTS

    The following is a summary of the terms of employment agreements entered into between the Company and the Named Executive Officers.

STEPHEN L. WAY

    The Company has entered into an employment agreement with Stephen L. Way, pursuant to which he serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. The agreement was negotiated during 1998 and early 1999, has an effective date of January 1, 1999 and continues to December 31, 2000. At Mr. Way's option, the agreement is subject to an automatic extension of three years. The agreement provides for a base salary of $800,000 per year and annual discretionary bonuses, as determined by the Compensation Committee. Under the agreement, Mr. Way will be granted options on each December 31 of the term, including the renewal term, in amounts of not less than 75,000 each year. If the agreement is extended, Mr. Way will receive a grant of 150,000 options on January 1, 2001.

    The agreement provides Mr. Way with customary senior executive benefits, perquisites and other benefits appertaining to his position including the use of automobiles, travel allowances, club dues and the services of certain Company employees.

    In the event that Mr. Way's employment were terminated without cause (as defined in the agreement) or by Mr. Way for good reason (as defined in the agreement), he would receive his salary for 12 months, all other benefits and other payments accrued or accruing to him throughout the remainder of the term of the agreement, the amount of any excise taxes imposed as a result of such payments and all of his options or other stock related grants would vest immediately. The accelerated vesting of Mr. Way's options would also apply in the event of a change of control of the Company (as defined in the agreement). In the event of his disability or death, he or his estate would receive all compensation and reimbursable expenses for the remainder of the term and all options would vest immediately. In the event that his employment were terminated voluntarily by him or by the Company for cause, he would receive compensation and options accrued through the date of termination.

    If Mr. Way's employment is terminated other than for cause, he will be retained by the Company as a consultant for five years upon specified terms including an annual payment of $450,000 and the retention of certain other benefits. Under the agreement, Mr. Way cannot compete nor solicit the customers or employees of the Company for three years following termination. In consideration of these obligations, if Mr. Way's employment were terminated by the Company without cause or by him for good reason, the Company will pay his then current monthly salary multiplied by the number of months remaining in the term.

JOHN N. MOLBECK, JR.

    The Company has entered into an employment agreement with John N. Molbeck, Jr. pursuant to which he serves as the President of the Company. The agreement was effective January 1, 1998 and continues to December 31, 2002. The agreement provides for a base salary of $500,000 for 1998, subject to a minimum annual increase of $25,000 and annual incentive bonuses calculated based upon the growth of the Company's annual operating earnings per share. Mr. Molbeck was awarded an option under the agreement to purchase 200,000 shares of Common Stock exercisable over a five year period at an exercise price of $16.50 per share. Under the agreement, Mr. Molbeck will also be granted additional options on each December 31 of the term in amounts calculated based upon increases in the Company's stock price. Additionally, the Compensation Committee may grant Mr. Molbeck further increases in salary, bonuses or options in its discretion. The agreement provides Mr. Molbeck with customary senior executive benefits, perquisites and other benefits appertaining to his position including the use of automobiles, travel allowances and club dues.

    In the event that Mr. Molbeck's employment were terminated without cause (as defined in the agreement) or by Mr. Molbeck for good reason (as defined in the agreement), he would receive his salary for 12 months, all other benefits and other payments accrued or accruing to him throughout the remainder of the term of the agreement, the amount of any excise taxes imposed as a result of such payments and all of his options or other stock related grants then existing would vest immediately. The accelerated vesting of Mr. Molbeck's then existing options would also apply in the event of a change of control of the Company (as defined in the agreement). In the event of his disability or death, he or his estate would receive certain limited payments under the agreement and all outstanding options would vest immediately. In the event that his employment were terminated voluntarily by him or by the Company for cause, he would receive compensation and options accrued through the date of termination.

    If Mr. Molbeck's employment is terminated other than for cause, he will be retained by the Company as a consultant for ten years upon specified terms including an annual payment of $100,000 and the retention of certain other benefits. Under the agreement, Mr. Molbeck cannot compete nor solicit the customers or employees of the Company for two years following termination. In consideration of these obligations, if Mr. Molbeck's employment were terminated by the Company without cause or by him for good reason, the Company will pay his then current monthly salary multiplied by the number of months remaining in the term.

FRANK J. BRAMANTI

    The Company has entered into an employment agreement with Frank J. Bramanti pursuant to which he serves as an Executive Vice President of the Company. The agreement was effective January 1, 1998 and continues to December 31, 2002. The agreement provides for a base salary of $325,000 and annual discretionary bonuses as determined by the Compensation Committee. On or before January 1, 2000, Mr. Bramanti may elect to resign his officer position and serve as a consultant to the Company upon specified terms, including a substantial reduction in his compensation and benefits accruing under the agreement. Mr. Bramanti was awarded an option under the agreement to purchase 100,000 shares of Common Stock exercisable over a two year period at an exercise price of $16.50 per share. Under the agreement, Mr. Bramanti will also be granted 25,000 additional options on each December 31 of the term. The agreement provides Mr. Bramanti with customary senior executive benefits, perquisites and other benefits appertaining to his position including the use of automobiles, travel allowances and club dues.

    Mr. Bramanti's employment agreement contains provisions relating to the termination of his employment with or without cause or for good reason, and termination as a result of death or disability which are generally comparable to the provisions of Mr. Molbeck's agreement referenced above. Under the agreement, Mr. Bramanti cannot compete nor solicit the customers or employees of the Company for two years following termination. In consideration of these obligations, if Mr. Bramanti's employment were terminated by the Company without cause or by him for good reason, the Company will pay his then current monthly salary multiplied by the number of months remaining in the term.

PETER B. SMITH, JR.

    The Company has entered into an employment agreement with Peter B. Smith, Jr. pursuant to which he serves as an Executive Vice President of the Company. The agreement was effective January 1, 1998 and continues to December 31, 2002. The agreement provides for a base salary of $325,000 for 1998, subject to an annual increase of $25,000 and annual incentive bonuses calculated based upon the growth of the Company's annual operating earnings per share. Mr. Smith was awarded an option under the agreement to purchase 100,000 shares of Common Stock exercisable over a five year period at an exercise price of $16.50 per share. Under the agreement, Mr. Smith will also be granted additional options on each December 31 of the term in amounts calculated based upon increases in the Company's stock price. The agreement provides Mr. Smith with customary senior executive benefits, perquisites and other benefits appertaining to his position including the use of automobiles, travel allowances and club dues.

    Mr. Smith's employment agreement contains provisions relating to the termination of his employment with or without cause or for good reason, and termination as a result of death or disability which are generally comparable to the provisions of Mr. Molbeck's agreement referenced above. Under the agreement, Mr. Smith cannot compete nor solicit the customers or employees of the Company for two years following termination. In consideration of these obligations, if Mr. Smith's employment were terminated by the Company without cause or by him for good reason, the Company will pay his then current monthly salary multiplied by the number of months remaining in the term.

EDWARD H. ELLIS, JR.

    The Company has entered into an employment agreement with Edward H. Ellis, Jr. pursuant to which he serves as a Senior Vice President and the Chief Financial Officer of the Company. The agreement was effective January 1, 1998 and continues to December 31, 2001. The agreement provides for a base salary of

$225,000 and annual discretionary bonuses as determined by the Compensation Committee. The agreement provides Mr. Ellis with customary executive benefits, perquisites and other benefits appertaining to his position in accordance with practices established by the Board of Directors. Mr. Ellis's employment agreement contains provisions relating to the termination of his employment with or without cause or for good reason, and termination as a result of death or disability which are generally comparable to the provisions of Mr. Molbeck's agreement referenced above.

                      REPORT OF THE COMPENSATION COMMITTEE

    Until the December, 1998 meeting of the Board of Directors, the Compensation Committee (the "Committee") consisted of J. Robert Dickerson, Walter J. Lack, and Hugh T. Wilson (Chairman). In December, 1998, Edwin H. Frank, III assumed Mr. Wilson's position as a member of the Committee and Mr. Dickerson assumed the position of Chairman of the Committee.

    All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed and approved by the full Board of Directors. The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include creating and then preserving strong financial performance, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing overall industry market conditions.

    The available forms of executive compensation include base salary, cash bonus awards and stock options. Performance of the Company is a key consideration. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of business objectives when determining executive officer compensation. An additional objective of the Committee has been to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill shareholder considerations and values in the actions of employees and executive officers. The Committee strongly believes that the interests of its employees and executive officers must be closely aligned with those of the Company's Shareholders.

    During 1998, with the approval of the full Board of Directors, the Committee determined that the interests of the Company and its shareholders would be best served by the Company entering into multi-year employment agreements with certain executive officers, including the Chief Executive Officer and the Named Executive Officers. The Committee believes that such multi-year employment arrangements benefit the Company and its shareholders by permitting the Company to attract and retain executive officers with demonstrated leadership abilities and to secure the services of such executive officers at agreed upon terms over an extended period of time. The compensation payable to the subject executive officers pursuant to the employment agreements is consistent with the compensation policies of the Company as established by the Committee. A summary of the principle terms of the employment agreements of the Named Executive Officers is included under the caption "Employment Agreements" above.

    Compensation paid to executive officers is based upon a Company wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers. Stock option awards have been used to reward executive officers and to retain them through the potential of capital gains and equity buildup in the Company. In 1998, the number of stock options granted, whether in conjunction with a written employment agreement or otherwise, was determined by the subjective evaluation by the Committee of the executive's ability to influence the Company's long term growth and profitability. The Board of Directors believes the award of stock options represents an effective incentive to create value for the Company's Shareholders.

    The Committee's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified officers. Compensation for each of the executive officers, as well as other officers, consists of three basic elements: base salary, cash bonuses and long-term incentive compensation. The base salaries have been fixed at levels which the Committee believes are comparable to those of executives of similar status in the property and casualty insurance industry. Each executive officer is also eligible to receive an annual bonus dependent upon the Company's success as well as an assessment of the performance and contribution of each executive officer of the Company for the year. The Committee feels that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management and Shareholder interests in the enhancement of Shareholder value.

    In 1998, the Committee reviewed base salary and annual bonus recommendations made by the Chief Executive Officer based upon his assessment of the performance of individual executive officers and his assessment of each executive officer's past performance and expectation as to future contributions. The Committee then formulated its own recommendations which were submitted for approval to the Board of Directors. The Chief Executive Officer and other executive officers also made recommendations to the Committee concerning the grant of stock options to other officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

    As referenced above, in early 1999, the Company entered into an employment agreement with Mr. Way upon terms approved by the Committee, pursuant to which Mr. Way would serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. The terms of Mr. Way's 1998 compensation are consistent with the terms of this employment agreement. A summary of the principle terms of Mr. Way's employment agreement is included under the caption "Employment Agreements" above. The Committee believes the Chief Executive Officer's cash compensation for 1998 and as contemplated by the employment agreement are warranted by the Company's continuing outstanding performance and the substantial growth experienced by the Company under his leadership. The Company's underwriting experience continues to be exceptional and during the period 1996 through 1998, the Company's average combined ratio was 81.8% as compared with the industry's average of 103.7% (1997-1998). This places the Company's performance at the uppermost performance levels within the industry, a position it has maintained since 1992. During the period, the Company's gross written premium increased from $337.3 million to $498.3 million, an increase of 48%, management fee and commission income increased from $28.7 million to $74.0 million, an increase of 158%, brokerage income increased from $21.5 million to $38.4 million, an increase of 79%, and net earnings increased from $38.6 million to $72.3 million, an increase of 87%. In addition, the Company's assets increased by 43% during 1998 and shareholders' equity increased by 20%. During 1998, the Company completed six acquisitions of stock and/ or assets of various companies which have resulted in a further diversification of the Company's operations.

    Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. The Company believes that Section 162(m) does not apply to stock options currently outstanding or subsequently granted under the Company's existing stock option plans.

    Section 162(m) further provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure grants under future stock option plans in a manner that complies with this statute. The Company does not currently intend to structure the discretionary annual bonus for executive officers to comply with Section 162(m). Such bonuses do not meet Section 162(m)'s requirement that they be "payable solely on account of the attainment of one or more performance goals." Therefore, the Committee believes the annual discretionary bonuses, as currently structured, better serve the interests of the Company's Shareholders, by allowing broader discretion in recognizing an executive officer's contribution and performance.

    In connection with the compensation of the Company's executive officers, the Committee is aware of Section 162(m) of the Code as it relates to deductibility of qualifying compensation paid to executive officers. The Committee believes that compensation to be paid in 1999 may exceed the deductibility limitations on non-excluded compensation to certain of the Company's executive officers.

                                          J. Robert Dickerson (Chairman)
                                          Edwin H. Frank, III
                                          Walter J. Lack

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total returns for an investment of $100 made on December 31, 1993 in the Common Stock of the Company, the NYSE Composite Index and the Nasdaq Insurance Stock Index. The graph assumes that all dividends were reinvested.

                            TOTAL RETURN PERFORMANCE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           HCC INSURANCE HOLDINGS, INC.   NYSE COMPOSITE    NASDAQ INSURANCE INDEX
12/31/93                         100.00             100.00                   100.00
12/31/94                         103.38              99.61                    94.13
12/31/95                         182.15             133.89                   133.71
12/31/96                         296.11             162.60                   152.42
12/31/97                         263.46             215.62                   223.58
12/31/98                         218.72             255.23                   198.78

                                                                                       PERIOD ENDING
                                                        ----------------------------------------------------------------------------
INDEX                                                    12/31/93     12/31/94     12/31/95     12/31/96     12/31/97     12/31/98
------------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
HCC Insurance Holdings, Inc...........................      100.00       103.38       182.15       296.11       263.46       218.72
NYSE Composite........................................      100.00        99.61       133.89       162.60       215.62       255.23
Nasdaq Insurance Index................................      100.00        94.13       133.71       152.42       223.58       198.78

               PROPOSAL II--PROPOSAL TO RATIFY THE APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The Shareholders are asked to ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP, an independent certified public accounting firm, to audit the accounts of the Company and its subsidiaries for the fiscal year ended December 31, 1999. PricewaterhouseCoopers LLP has audited the books of the Company and its subsidiaries since January 1, 1987, and is familiar with the affairs and financial procedures of the Company. To the knowledge of management, neither such firm nor any of its members has any direct or material indirect financial interest in the Company nor any connection with the Company in any capacity otherwise than as independent accountants.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER BUSINESS

    The Board of Directors has no knowledge of any other matters to be submitted at the Meeting. If any other matters shall properly come before the Meeting, the persons named in the Proxy will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

    Any Shareholder proposal intended to be presented for consideration at the 2000 Annual Meeting of Shareholders and to be included in the Company's Proxy Statement must be in proper form and received by the Secretary of the Company at the principal executive offices of the Company by the close of business on December 17, 1999. It is suggested that a proponent submit any proposal by Certified Mail--Return Receipt Requested and all proposals should be sent to the attention of the Secretary.

FORM 10-K

    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO BUT NOT THE EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO FRANK J. BRAMANTI, EXECUTIVE VICE PRESIDENT, HCC INSURANCE HOLDINGS, INC., 13403 NORTHWEST FREEWAY, HOUSTON, TEXAS 77040-6094. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FORWARDED UPON RECEIPT OF A WRITTEN REQUEST THEREFOR ADDRESSED TO MR. BRAMANTI.

    EACH SHAREHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,
                                          CHRISTOPHER L. MARTIN,
                                          SECRETARY

Dated April 26, 1999

PROXY                                                                   PROXY

                      HCC INSURANCE HOLDINGS, INC.

         ANNUAL MEETING OF SHAREHOLDERS - TO BE HELD MAY 20, 1999

              THE BOARD OF DIRECTORS SOLICITS THIS PROXY

   The undersigned hereby constitutes and appoints Frank J. Bramanti and Christopher L. Martin, each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises to each of them, to appear and vote, as designated herein, all shares of stock of the Common Stock of hcc Insurance Holdings, Inc. (the "Company") held of record by the undersigned on April 9, 1999 at the Annual Meeting of Shareholders of the Company to be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056-1999 on May 20, 1999, at 9:00 a.m., Houston time, and at any and all postponements or adjournments thereof (the "Meeting"). WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BELOW BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED BELOW, AND, ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL POSTPONEMENTS OR ADJOURNMENTS THEREOF.

         PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                PROMPTLY USING THE ENCLOSED ENVELOPE.

            (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                          HCC INSURANCE HOLDINGS, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY / /

This Proxy is Solicited on Behalf of the Board of Directors

1.      Election of Directors -
        NOMINEES: James M. Berry, Frank J. Bramanti, Marvin P. Bush,
        Patrick B. Collins, James R. Crane, J. Robert Dickerson, Edwin H. Frank, III, Allan W. Fulkerson, Walter J. Lack, Stephen J. Lockwood, John N. Molbeck, Jr., Peter B. Smith, Jr., Stephen L. Way

        ___________________________________________________________
        (Except nominee(s) written above)

        For                   Withhold              For All
        All                     All                 Except
        / /                     / /                   / /


2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.

        For                   Against               Abstain
        / /                     / /                   / /

3. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Meeting or postponement or any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the Annual Report of HCC Insurance Holdings, Inc. for the fiscal year ended December 31, 1998.

Dated __________________________________, 1999

Signature(s)__________________________________

______________________________________________


NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. ON JOINT ACCOUNTS EACH JOINT HOLDER SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED PERSON. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                     -  FOLD AND DETACH HERE  -

                      YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                 PROMPTLY USING THE ENCLOSED ENVELOPE.